As filed with the Securities and Exchange Commission on December 18, 2006
Registration No. 333-132876

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HCA INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	75-2497104 (I.R.S. Employee Identification Number)
One Park Plaza
Nashville, Tennessee 37203
615-344-9551
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

John M. Franck II
Vice President and Corporate Secretary
HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
(615) 344-9551
(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent For Service)

Copies to:
J. Page Davidson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Deregistration of Securities

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (File No. 333-132876) (as amended and supplemented, the “Registration Statement”) filed on March 31, 2006 with the Securities and Exchange Commission by HCA Inc. (the “Registrant”), and as amended by Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed November 7, 2006. The Registration Statement registered for potential offer and sale by the Registrant (a) common stock, $.01 par value (“Common Stock”), of the Registrant, including resales thereof; (b) preferred stock, $.01 par value (“Preferred Stock”), of the Registrant; (c) debt securities of the Registrant; and (d) warrants to purchase Common Stock, Preferred Stock or debt securities of the Registrant.

On November 17, 2006, pursuant to an Agreement and Plan of Merger, dated as of July 24, 2006, between the Registrant, Hercules Holding II, LLC (“Parent”) and Hercules Acquisition Corp (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). Generally, at the effective time of the Merger, each outstanding share of Common Stock of the Registrant (other than shares held in the treasury of the Registrant, shares owned by Parent immediately prior to the effective time of the Merger or shares held by shareholders who properly exercised appraisal rights under Delaware law) was automatically converted into the right to receive $51.00 in cash, without interest.

As a result of the Merger, the Registrant’s Common Stock will no longer be publicly traded. Accordingly, the Registrant wishes to terminate all offerings of its securities pursuant to the Registration Statement.

The Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 2, any and all securities registered under the Registration Statement that have not been issued, or sold by selling shareholders if applicable, prior to the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on December 18, 2006.

HCA INC.

By:
/s/  David G. Anderson
David G. Anderson
Senior Vice President — Finance and Treasurer

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack O. Bovender, Jr. Jack O. Bovender, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 18, 2006

/s/ Richard M. Bracken Richard M. Bracken	President, Chief Operating Officer and Director	December 18, 2006

/s/ R. Milton Johnson R. Milton Johnson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 18, 2006

/s/ Christopher Birosak Christopher Birosak	Director	December 18, 2006

/s/ George Bitar George Bitar	Director	December 18, 2006

/s/ John Connaughton John Connaughton	Director	December 18, 2006

/s/ Thomas F. Frist, Jr. M.D. Thomas F. Frist, Jr. M.D.	Director	December 18, 2006

/s/ Thomas F. Frist, III Thomas F. Frist, III	Director	December 18, 2006

/s/ Chris Gordon Chris Gordon	Director	December 18, 2006

/s/ Mike Michelson Mike Michelson	Director	December 18, 2006

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Signature	Title	Date

/s/ Jim Momtazee Jim Momtazee	Director	December 18, 2006

/s/ Steven Pagliuca Steven Pagliuca	Director	December 18, 2006

/s/ Peter Stavros Peter Stavros	Director	December 18, 2006

/s/ Nathan C. Thorne Nathan C. Thorne	Director	December 18, 2006

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